Exhibit 10.3
PARKWAY PROPERTIES, INC.
2011 EMPLOYEE INDUCEMENT AWARD PLAN
Restricted Share Agreement

FOCUS Plan
Time-Based Award

[Date]

Dear __________:

We are pleased to notify you that the Committee under the Parkway Properties, Inc. 2011 Employee Inducement Award Plan (the “Incentive Plan”) has designated you as the recipient of a grant of Restricted Shares.  This letter, once signed by you, will constitute your Restricted Share agreement.  The grant is subject to your entry into this agreement.

1. The number of Restricted Shares covered by the grant is _____ shares, and the date of the grant is _____.

2. When a term defined in the Incentive Plan is used in this agreement, the definition given in the Incentive Plan will apply for the purposes of this agreement.

3. Your interest in the Restricted Shares is forfeitable and will become vested only upon your satisfaction of a condition described below in paragraph 3(a) or (b), and then only to the extent provided in that paragraph.

(a) Your interest in _____ Restricted Shares will become vested on January 14, 2012; your interest in _____ Restricted Shares will become vested on January 14, 2013; your interest in _____ Restricted Shares will become vested on January 14, 2014; and your interest in the remaining _____ Restricted Shares will become vested on January 14, 2015, provided that you are in the employ of the Company or a Subsidiary on the relevant vesting date.

(b) If your employment with the Company and its Subsidiaries terminates before January 14, 2015, by reason of your death or Permanent Disability, your interest in a portion of the Restricted Shares will become vested on the date of the termination of your employment.  The portion in which your interest will become vested will be calculated by (1) multiplying the number of Restricted Shares by a fraction, the numerator of which is the number of full months elapsed after June 1, 2011, and before the termination of your employment, and the denominator of which is 37, and (2) reducing the product by the number of Restricted Shares that have previously become vested pursuant to paragraph 3(a), if any.

4. The period beginning on the date of grant during which your interest in Restricted Shares remains forfeitable is called the Restricted Period for those Shares.  During the Restricted Period with respect to Restricted Shares the Company will hold the certificate for those Restricted Shares, and you may not assign or otherwise transfer those Restricted Shares or any interest in those Restricted Shares.  You may, however, vote the Restricted Shares.

During the Restricted Period, no dividends will be paid with respect to the Restricted Shares, but the Company will credit a bookkeeping account with amounts equal to the dividends payable with respect to those Restricted Shares, and the amounts credited to your dividend account will be payable only as provided in paragraphs 5 and 6.

5. If your interest in the Restricted Shares becomes vested under paragraph 3, the Company will deliver a number of Common Shares (either by delivering one or more certificates for such Shares or by entering such Shares in book entry form, as determined by the Company in its discretion) and pay the amount credited to your dividend account under paragraph 4 with respect to those Shares.  The Company will make delivery and payment on or as soon as practicable after the vesting date, but not later than December 31 of the year in which the vesting date occurs. The Company will make the delivery to you or, in the event of your death, to your estate or the person to whom your rights are transferred by will or under the laws of descent and distribution, subject to satisfaction of any federal, state, and local income and employment tax withholding obligation incurred by the Company.

6. The Company shall deduct from any dividend account payment the amount of tax it is obliged to withhold with respect to the payment.  You or, in the event of your death, the person to whom Shares shall be delivered may make provision for payment of any tax the Company is obliged to withhold in connection with the vesting of your interest or the delivery of the Shares, by making payment to the Company in cash.  The Company may elect in its discretion to retain Shares from the number deliverable, to satisfy its withholding obligation.

7. The Company has provided you with a copy of the Incentive Plan, which describes certain terms, conditions, restrictions, and limits on the Restricted Shares granted to you.  In addition to being subject to the terms of this agreement, the grant to you is subject to the terms, conditions, restrictions, and limits set forth in the Incentive Plan, as if they were set forth in full in this agreement, including the following:

(a) If your employment with the Company and its Subsidiaries terminates for any reason other than death or Permanent Disability, you will forfeit, as of the date of the termination of your employment, your interest in all Restricted Shares other than Restricted Shares in which your interest has already become vested pursuant to paragraph 3(a).

(b) If your employment with the Company and its Subsidiaries terminates by reason of your death or Permanent Disability before January 14, 2015, you will forfeit your interest in all Restricted Shares other than any Restricted Shares in which your interest has already become vested pursuant to paragraph 3(a) or becomes vested pursuant to paragraphs 3(b).

Upon a forfeiture, all interest in the affected Restricted Shares and in the portion of your dividend account attributable to those Shares will automatically revert to the Company.

8.   (a) For the purposes of paragraphs 3(b) and 8(b), the term “termination of employment” shall be construed to mean a separation from service, as that term is defined in the regulations under section 409A of the Code.

(b) If you are, on the date of termination of employment, a specified employee, as that term is used in regulations under section 409A of the Code, no payment of an amount that is deferred compensation for purposes of section 409A of the Code may be made until the first day of the seventh month beginning after termination of employment.  The Company believes the amounts payable under this agreement are not deferred compensation for purposes of section 409A of the Code, and this paragraph shall be construed accordingly unless this belief is demonstrated to be incorrect.

9. Section 3 of the Change in Control Agreement in effect on the date of grant between you and the Company (the “CIC Agreement”) provides for immediate full vesting of equity awards upon a Change in Control.  This Restricted Share Agreement amends the CIC Agreement to make Section 3 of the CIC Agreement inapplicable to the Restricted Shares granted under this agreement and any dividend account attributable to them. You agree that Section 11 of the Incentive Plan (entitled “Change in Control”) supersedes Section 3 of the CIC Agreement with respect to the Restricted Shares granted under this agreement and any dividend account attributable to them.

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IN WITNESS WHEREOF, the undersigned have caused this Restricted Share Award Agreement to be executed as of __________.

                      PARKWAY PROPERTIES, INC.

                  By                 __________________________________

By executing this agreement, I acknowledge receipt of a copy of the Parkway Properties, Inc. 2011 Employee Inducement Award Plan and agree to be bound by the terms and conditions of the Incentive Plan and this agreement.  I also agree to follow any guidelines promulgated by the Company from time to time for the ownership and retention of Shares by directors, officers, and executives, as applicable to me.

Date:  __________                                                      _____________________________________